Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact: Planet Communications		Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: November 18, 2008

NEURALSTEM ENTERS COLLABORATIVE STEM CELL AGREEMENT FOR HUNTINGTON’S DISEASE IN GERMANY

ROCKVILLE, MD, November 18, 2008—Neuralstem, Inc. (NYSE Alternext US:CUR) announced today that it has entered into a collaboration with Professor Guido Nikkah Ph.D, of Albert-Ludwigs-University in Freiburg, Germany, to advance development of Neuralstem’s human neural stem cell therapies. The collaboration with Professor Nikkah will focus on Huntington’s disease.

“We are pleased to have established this collaboration in Germany” said Richard Garr, Neuralstem President & CEO. “The goal of our work with Professor Nikkah will be to qualify our existing cGMP spinal cord cells into Professor Nikkah’s human trial program to treat Huntington’s disease. As we prepare to submit an IND to treat ALS with our stem cells in the U.S., we continue to look for strategic relationships in both Europe and Asia which will allow us to move the cells into humans. We believe that Professor Nikkah’s program is the most advanced of its kind in Western Europe, and we are excited about his working with our cells.”

About Huntington’s disease

Huntington's disease (HD) results from genetically programmed degeneration of brain cells, called neurons, in certain areas of the brain. This degeneration causes uncontrolled movements, loss of intellectual faculties, and emotional disturbance. HD is a familial disease, passed from parent to child through a mutation in the normal gene. Each child of an HD parent has a 50-50 chance of inheriting the HD gene.

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego. The Company expects to file its first IND (Investigational New Drug) application with the FDA for ALS in the fall.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10- KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.

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